GLOBAL HEALTH VENTURES CLOSES SHARE EXCHANGE AGREEMENT WITH
POSH COSMECEUTICALS INC.

Vancouver, BC (December 11, 2009) - Global Health Ventures Inc. (OTCBB: GHLV) (the “Company”) is pleased to announce that it has completed its share exchange agreement with privately held health care company, Posh Cosmeceuticals Inc. Under the terms of the agreement, Global Health Ventures issued a total of 4,000,000 common shares in its capital ( the “Common Shares”), at a deemed issue price of $1.50 per share, to former shareholders of Posh Cosmeceuticals Inc. in exchange for all of the issued and outstanding securities of Posh Cosmeceuticals Inc.

The Common Shares to be issued in connection with the share exchange agreement have not been and will not be registered under the Securities Act of 1933 as amended (the “Act”), and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act.

About Posh Cosmeceuticals Inc.

Posh Cosmeceuticals Inc. is a private company with technologies for dermal drug delivery. Their products which include a number of late stage products such as anti-aging, skin deformation and hair loss are believed to be well positioned for Global Health Venture which is focused on life style products.

About Global Health Ventures, Inc.

The Company is a specialty pharma focussed on the over-the-counter drug market. The Company is developing a new proprietary platform technology that delivers many approved drugs via the sublingual (under the tongue) route. This unique method delivers low dose drugs directly to the blood stream, bypassing all the side effects of digestive and liver system breakdowns, while maintaining product efficacy. The Company currently has five products in various stage of development.

For Contact:
Trinth Kim Lam
Toll free: 1-877- 448 4620
Tel: + 604 - 324 4844
Email: tlam@globalhealth3000.com
Website: http://www.globalhealth3000.com

Notice Regarding Forward Looking Statements

This press release contains projections and forward-looking statements, as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release, which are not purely historical, are forward-looking statements and can include, without limitation, statements based on current expectations involving a number of risks and uncertainties and which are not guarantees of future performance of the Company such as the statements that the Company’s proprietary technology will allows drugs to be delivered directly o the blood stream, bypassing all side effects, while maintaining product efficacy. There are numerous risks and uncertainties that could cause actual results and the Company’s plans and objectives to differ materially from those expressed in the forward-looking information, including (i) any adverse occurrence with respect to the proprietary technology being developed by the Company; and (ii) that the Company will not successfully be able to bring its products under development to commercial production. Actual results and future events could differ materially from those anticipated in such information. These and all subsequent written and oral forward-looking information are based on estimates and opinions of management on the dates they are made and are expressly qualified in their entirety by this notice. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the Company’s annual report on Form 10-K for the fiscal year ended April 30, 2009, its quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.